EXHIBIT 21

              SUBSIDIARIES OF INTERACTIVE FLIGHT TECHNOLOGIES, INC.


     Exclusive of immaterial subsidiaries and companies in which Registrant hold a majority interest, Registrant as of October 15, 1999 had the following subsidiaries:


                                                             Place of
              Name                                         Incorporation
              ----                                         -------------

The Network Connection, Inc.
                                                              Georgia

IFT Holdings Limited                                          England
     IFT Management Limited                                   England
     IFT Leasing Limited                                      England

IFT Lottoco, Inc.                                             Delaware

IFT Subco, Inc.                                               Delaware

Interactive Flight Technologies (Gibraltar) Ltd.              Gibraltar